Exhibit 21.1

Significant Subsidiaries

Corporation	Jurisdiction	Organization
FortisUS Holdings Nova Scotia Limited	Canada (Federal)	Corporation
FortisUS Inc.	Delaware	Corporation
UNS Energy Corporation	Arizona	Corporation
Tucson Electric Power Company	Arizona	Corporation
UniSource Energy Services, Inc.	Arizona	Corporation
UNS Electric, Inc.	Arizona	Corporation
UNS Gas, Inc.	Arizona	Corporation
CH Energy Group, Inc.	New York	Corporation
Central Hudson Gas & Electric Corporation	New York	Corporation
FortisBC Holdings Inc.	British Columbia, Canada	Corporation
FortisBC Energy Inc.	British Columbia, Canada	Corporation
FortisWest Inc.	Canada (Federal)	Corporation
FortisBC Inc.	British Columbia, Canada	Corporation
FortisAlberta Inc.	Alberta, Canada	Corporation
Newfoundland Power Inc.	Newfoundland and Labrador, Canada	Corporation
Waneta Expansion Limited Partnership	British Columbia, Canada	Limited Liability Partnership
Fortis Energy (Bermuda) Ltd.	Bermuda	Corporation
Caribbean Utilities Company, Ltd.	Cayman Islands	Corporation